Exhibit 23.1
                     Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 1999 relating to the financial statements which appears in the 1998 Annual Report on Form 10-K of 3Dfx Interactive, Inc. for the year ended December 31, 1998, as amended by 3Dfx Interactive Inc.'s Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated January 22, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A.

PricewaterhouseCoopers LLP
San Jose, California
January 19, 2000